UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) June 1, 2009

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2895 Greenspoint Parkway, Suite 600 Hoffman Estates, IL	60169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 781-3600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2009, Career Education Corporation (the “Company”) issued a press release announcing, among other things, that Leonard A. Mariani, who served as the Company’s Senior Vice President and Chief Marketing and Admissions Officer, left the Company to pursue other opportunities effective June 1, 2009.

In connection with his termination of employment, Mr. Mariani and the Company entered into a Separation Agreement and General Release (the “Agreement”) on June 12th, 2009. Under the terms of the Agreement, Mr. Mariani will receive a lump sum payment of (1) severance pay of $350,000 (equal to 12 months of base wages, less applicable taxes and other withholdings, and (2) $72,870 (less applicable taxes and other withholdings) in lieu of any bonus for 2009. Provided that Mr. Mariani timely elects to continue insurance coverage under federal COBRA law, the Company will pay his COBRA premium for the period July 2009 through and including June 2010. In addition, the Company will pay for one year of access to executive-level outplacement services at a cost not to exceed $75,000.

The Agreement also provides that Mr. Mariani agrees (a) not to compete with the Company for a period of 52 weeks, (b) not to solicit the Company’s employees, customers, students and certain other persons for a period of 18 months after his separation date and (c) to release claims against the Company (and its affiliates), as well as other customary provisions.

The description of the terms of the Agreement contained in this Current Report on Form 8-K/A does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Report as Exhibit 10.1 and is incorporated by reference to this Report.

Item 9.01.	Financial Statements and Exhibits.

(a) None.

(b) None.

(c) None.

(d) Exhibits.

Exhibit Number	Description of Exhibits
10.1	Separation Agreement and General Release dated June 12, 2009 by and between Career Education Corporation and Leonard A. Mariani

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

Dated: June 18, 2009

Exhibit Index

Exhibit Number	Description of Exhibits
10.1	Separation Agreement and General Release dated June 12, 2009 by and between Career Education Corporation and Leonard A. Mariani